CINCINNATI  FINANCIAL  CORPORATION

Mailing Address:                  P.O. BOX 145496

CINCINNATI, OHIO  45250-5496

              (513) 870-2000

 Investor Contact: Heather J. Wietzel

 (513) 870-2768

 Media Contact: Joan O. Shevchik

 (513) 603-5323

Cincinnati Financial Corporation Announces New Share Repurchase Program

CINCINNATI, August 19, 2005 -- Cincinnati Financial Corporation (Nasdaq: CINF) today announced that the board of directors authorized a new repurchase program effective September 1, 2005, for up to 10 million shares of the company’s 175 million outstanding shares.

Under the new repurchase authorization, management was given the discretion to purchase shares at prices that are deemed reasonable in light of circumstances at the time of purchase, pursuant to Securities and Exchange Commission regulations. Purchases are expected to generally be made through open market transactions. The new program will supersede the current authorization, which was announced in February 1999 and which had 2.7 million shares remaining authorized for purchase at June 30, 2005.

Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU commented, “The 2005 repurchase authorization reinforces the board’s confidence in our people, our agency representatives, our business strategy and our long-term outlook. Management will look for opportunities to acquire shares at advantageous prices, at the minimum offsetting dilution for the exercise of stock options.”

Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals.

6200 S. Gilmore Road, Fairfield, Ohio  45014-5141